Exhibit 1

SCHEDULE OF TRANSACTIONS IN SHARES

The following table sets forth all transactions in the shares of Common Stock effected in the past sixty days by the Reporting Persons. All such transactions were effected in the open market and the price per share includes commissions. The Price Per Share ($) is a weighted average price.

Trade Date	Reporting Person	Type	Shares	Price Per Share ($)
1/20/2026	Timothy O'Connell	Bought	3,507	3.99
1/20/2026	Emre Aciksoz	Bought	15,944	3.98
1/22/2026	Emre Aciksoz	Bought	3,480	4.23
1/28/2026	Emre Aciksoz	Bought	5,000	4.50
1/29/2026	Emre Aciksoz	Bought	3,214	4.35
2/23/2026	Emre Aciksoz	Bought	2,231	5.00
2/24/2026	Emre Aciksoz	Bought	1,000	4.90
2/27/2026	Timothy O'Connell	Bought	2,400	4.15
3/2/2026	Emre Aciksoz	Bought	1,769	4.25
3/3/2026	Emre Aciksoz	Bought	886	4.40
3/4/2026	Timothy O'Connell	Bought	10,000	4.12
3/4/2026	Emre Aciksoz	Bought	5,000	4.19
3/5/2026	Timothy O'Connell	Bought	37,600	4.10
3/6/2026	Timothy O'Connell	Bought	10,000	4.05
3/17/2026	Timothy O'Connell	Bought	12,100	3.94